As filed with the Securities and Exchange Commission on December 23, 2016

Registration No. 333-214486

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CINEDIGM CORP.

(Exact name of registrant as specified in its charter)

Delaware	7389	22-3720962
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

902 Broadway, 9th Floor

New York, NY 10010

(212) 206-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CHRISTOPHER J. MCGURK

Chief Executive Officer

Cinedigm Corp.

902 Broadway, 9th Floor

New York, NY 10010

(212) 206-8600

(Name, address, including zip code and telephone number,

including area code, of agent for service)

With a copy to:

JONATHAN K. COOPERMAN, ESQ.

Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

(212) 808-7800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Class A common stock, par value $0.001 per share	1,542,761	$1.38	$2,129,011	$247

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of Class A common stock as may become issuable as a result of stock splits or stock dividends.

(2)

The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and represents the average high and low trading prices of the Class A common stock as reported on Nasdaq on December 20, 2016.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(4)	$233 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 23, 2016

PROSPECTUS

1,542,761 Shares of Class A Common Stock

This prospectus relates to the resale by certain selling stockholders of Cinedigm Corp. (the “Company”) of 1,142,671 shares of our Class A common stock, par value $0.001 per share (the “Common Stock”), issued in connection with a private placement of second lien loans made by such selling stockholders to the Company, as well as 400,000 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”) issued to selling stockholders.

The selling stockholders may offer to sell the shares of Common Stock being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

The shares of Common Stock are listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “CIDM”. On December 22, 2016, the last reported sale price of the Common Stock on Nasdaq was $1.40 per share.

We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholders. However, we will receive proceeds if any selling stockholders exercise their Warrants and the exercise price is paid in cash. We will pay the expenses of this offering, other than underwriting discounts and commissions, if any.

See “Risk Factors” beginning on page 6 for a discussion of factors that you should consider before buying shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________, 2016

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

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WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 (the “Securities Act”) with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the location described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, any documents that we may file after the date of this registration statement and prior to the effectiveness of this registration statement, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

•	our annual report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on July 14, 2016 (the “2016 Form 10-K”);
•	our Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016;
•	our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2016;
•	our Current Report on Form 8-K filed with the SEC on May 9, 2016;
•	our Current Report on Form 8-K filed with the SEC on May 19, 2016;
•	our Current Report on Form 8-K filed with the SEC on May 26, 2016;
•	our Current Report on Form 8-K/A filed with the SEC on May 26, 2016;
•	our Current Report on Form 8-K filed with the SEC on June 29, 2016;
•	our Current Report on Form 8-K filed with the SEC on July 19, 2016;
•	our Current Report on Form 8-K filed with the SEC on September 8, 2016;
•	our Current Report on Form 8-K filed with the SEC on September 19, 2016;
•	our Current Report on Form 8-K filed with the SEC on September 28, 2016;
•	our Current Report on Form 8-K filed with the SEC on December 23, 2016;
•	the description of our Class A common stock contained in our Registration Statement on Form 8-A (File No. 000-51910), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006; and
•	the description of our Class A common stock contained in our amendment no. 1 on Form 8-A/A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on October 6, 2009.

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You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Cinedigm Corp., 902 Broadway 9th Floor, New York, NY 10010, Attention: General Counsel, Telephone (212) 206-8600. In addition, these filings are available on our web site at www.cinedigm.com.

FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

·	successful execution of our business strategy, particularly for new endeavors;
·	the performance of our targeted markets;
·	competitive product and pricing pressures;
·	changes in business relationships with our major customers;
·	successful integration of acquired businesses;
the content we distribute through our in-theatre, on-line and mobile services may expose us to liability;
·	general economic and market conditions;
·	the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business; and
·	the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus and from time to time in our filings with the SEC.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. Except as otherwise required to be disclosed in periodic and current reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference. It does not contain all of the information that you should consider before making a decision to invest in the Common Stock. You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

In this prospectus, “Cinedigm”, “we,” “us,” “our” and the “Company” refer to Cinedigm Corp. and its subsidiaries unless the context otherwise requires.

OUR BUSINESS

OVERVIEW

Cinedigm was incorporated in Delaware on March 31, 2000. We are (i) a leading distributor and aggregator of independent movie, television and other short form content managing a library of distribution rights to thousands of titles and episodes released across digital, physical, and home and mobile entertainment platforms as well as (ii) a leading servicer of digital cinema assets on over 12,000 domestic and foreign movie screens.

Since our inception, we have played a significant role in the digital distribution revolution that continues to transform the media landscape. In addition to our pioneering role in transitioning over 12,000 movie screens from traditional analog film prints to digital distribution, we have become a leading distributor of independent content, both through organic growth and acquisitions. We distribute products for major brands such as the Discovery Networks, National Geographic and Scholastic as well as leading international and domestic content creators, movie producers, television producers and other short form digital content producers. We collaborate with producers, major brands and other content owners to market, source, curate and distribute quality content to targeted audiences through (i) existing and emerging digital home entertainment platforms, including but not limited to, iTunes, Amazon Prime, Netflix, Hulu, Xbox, PlayStation, and cable video-on-demand ("VOD") and (ii) physical goods, including DVD and Blu-ray Discs. In addition, we operate a growing number of branded and curated over-the-top ("OTT") entertainment channels, including Docurama, CONtv and Dove Entertainment Channel.

We report our financial results in four primary segments as follows: (1) the first digital cinema deployment (“Phase I Deployment”), (2) the second digital cinema deployment (“Phase II Deployment”), (3) digital cinema services (“Services”) and (4) media content and entertainment group (“Content & Entertainment” or "CEG"). The Phase I Deployment and Phase II Deployment segments are the non-recourse, financing vehicles and administrators for our digital cinema equipment (the “Systems”) installed in movie theatres throughout the United States and Canada, and in Australia and New Zealand. Our Services segment provides fee-based support to over 12,000 movie screens in our Phase I Deployment and Phase II Deployment segments as well as directly to exhibitors and other third party customers in the form of monitoring, billing, collection and verification services. Our Content & Entertainment segment is a market leader in: (1) ancillary market aggregation and distribution of entertainment content, and (2) branded and curated OTT digital network business providing entertainment channels and applications.

We are structured so that our digital cinema business (collectively, our Phase I Deployment, Phase II Deployment and Services segments) operates independently from our Content & Entertainment business. As of June 30, 2016, we had approximately $105.8 million of non-recourse outstanding debt principal that relates to, and is serviced by, our digital cinema business. We also had approximately $84 million of outstanding debt principal, as of June 30, 2016, that is attributable to our Content & Entertainment and Corporate Segments.

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 902 Broadway, 9th Floor, New York, NY 10010, and our telephone number is 212-206-8600. Our e-mail address is info@cinedigm.com and our web site address is www.cinedigm.com. Information accessed on or through our web site does not constitute a part of this prospectus.

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THE OFFERING

Securities offered by selling stockholders	1,542,761 shares of Common Stock

Common stock equivalents presently outstanding	9,406,576 shares (1)

Common stock equivalents to be outstanding immediately after this offering	9,856,576 shares (2)

Use of proceeds	We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholders. However, we will receive proceeds if any selling stockholders exercise their Warrants and the exercise price is paid in cash.

Nasdaq symbol	CIDM

(1)

As of December 23, 2016, (a) includes 9,406,576 shares of Common Stock outstanding and (b) excludes (i) 344,165 shares subject to outstanding stock options under the Second Amended and Restated Cinedigm 2000 Equity Incentive Plan (the “Plan”), (ii) 497,749 shares subject to outstanding stock options outside of the Plan, (iii) 5,112,348, shares subject to outstanding convertible notes and (iv) 1,963,524 shares subject to outstanding warrants and 400,000 shares subject to outstanding Warrants, which shares are offered by this prospectus.

(2)

As of December 23, 2016, (a) includes (i) 9,406,576 shares of Common Stock outstanding and (ii) 400,000 shares subject to outstanding Warrants, which shares are offered by this prospectus, and (b) excludes (i) 344,165 shares subject to outstanding stock options under the Plan, (ii) 497,749 shares subject to outstanding stock options outside of the Plan, (iii) 5,112,348 shares subject to outstanding convertible notes and (iv) 1,963,524 shares subject to outstanding warrants.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

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RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. The risks described are not the only ones facing our company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the risks described occur, our business, financial condition, results of operations and prospects could be materially adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part or your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Common Stock and this Offering

The liquidity of the Common Stock is uncertain; the limited trading volume of the Common Stock may depress the price of such stock or cause it to fluctuate significantly.

Although the Common Stock is listed on Nasdaq, there has been a limited public market for the Common Stock and there can be no assurance that a more active trading market for the Common Stock will develop. As a result, you may not be able to sell your shares of Common Stock in short time periods, or possibly at all. The absence of an active trading market may cause the price per share of the Common Stock to fluctuate significantly.

Substantial resales or future issuances of the Common Stock could depress our stock price.

The market price for the Common Stock could decline, perhaps significantly, as a result of resales or issuances of a large number of shares of the Common Stock in the public market or even the perception that such resales or issuances could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus supplement is a part. In addition, we have outstanding a substantial number of options, warrants and other securities convertible into shares of Common Stock that may be exercised in the future. Certain holders of our securities, including with respect to shares of Common Stock issuable in exchange for warrants, have demand and piggy-back registration rights. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

You will incur substantial dilution as a result of certain future equity issuances.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of Common Stock. To the extent that these options, warrants or similar securities are exercised or converted, or to the extent we issue additional shares of Common Stock in the future, as the case may be, there will be further dilution to holders of shares of the Common Stock.

Our issuance of preferred stock could adversely affect holders of Common Stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of Common Stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the price of our Common Stock could be adversely affected.

Provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock. The terms of our preferred stock may be fixed by the company’s board of directors without further stockholder action. The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of Common Stock. Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Common Stock and adversely affect the trading price of the Common Stock. In addition, as described below in the risk factor titled “The acquisition restrictions contained in our certificate of incorporation, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects,” the acquisition restrictions in our certificate of incorporation also contain mechanisms by which any person attempting to become a holder of 5% or more of our Common Stock may seek advance approval from our Board.

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Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like Nasdaq, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding Common Stock without obtaining certain prior approvals. As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company’s securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

The acquisition restrictions contained in our certificate of incorporation, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects.

We have experienced, and may continue to experience, substantial operating losses, and under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), and rules promulgated by the Internal Revenue Service, we may “carry forward” these net operating losses (“NOLs”) in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, we believe that we will be able to carry forward a significant amount of the NOLs, and therefore these NOLs could be a substantial asset to us. If, however, we experience a Section 382 ownership change, our ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

To reduce the likelihood of an ownership change, we have established acquisition restrictions in our certificate of incorporation. The acquisition restrictions in our certificate of incorporation are intended to restrict certain acquisitions of the Class A common stock to help preserve our ability to utilize our NOLs by avoiding the limitations imposed by Section 382 and the related Treasury regulations. The acquisition restrictions are generally designed to restrict or deter direct and indirect acquisitions of the Class A common stock if such acquisition would result in a shareholder becoming a “5-percent shareholder” (as defined by Section 382 and the related Treasury regulations) or increase the percentage ownership of Company stock that is treated as owned by an existing 5-percent shareholder.

Although the acquisition restrictions are intended to reduce the likelihood of an ownership change that could adversely affect us, we can give no assurance that such restrictions would prevent all transfers that could result in such an ownership change. In particular, we have been advised by our counsel that, absent a court determination, there can be no assurance that the acquisition restrictions will be enforceable against all of our shareholders, and that they may be subject to challenge on equitable grounds. In particular, it is possible that the acquisition restrictions may not be enforceable against the shareholders who voted against or abstained from voting on the restrictions at our 2009 annual meeting of stockholders.

Under certain circumstances, our Board may determine it is in our best interest to exempt certain 5-percent shareholders from the operation of the acquisition restrictions, if a proposed transaction is determined not to be detrimental to the utilization of our NOLs.

The acquisition restrictions also require any person attempting to become a holder of 5% or more of the Class A common stock, as determined under Section 382, to seek the approval of our Board. This may have an unintended “anti-takeover” effect because our Board may be able to prevent any future takeover. Similarly, any limits on the amount of stock that a stockholder may own could have the effect of making it more difficult for stockholders to replace current management. Additionally, because the acquisition restrictions have the effect of restricting a stockholder’s ability to dispose of or acquire the Class A common stock, the liquidity and market value of the Class A common stock might suffer. The acquisition restrictions may be waived by our Board. Stockholders are advised to monitor carefully their ownership of the Class A common stock and consult their own legal advisors and/or Company to determine whether their ownership of the Class A common stock approaches the proscribed level.

The occurrence of various events may adversely affect our ability to fully utilize NOLs.

We have a substantial amount of NOLs for U.S. federal income tax purposes that are available both currently and in the future to offset taxable income and gains. Events outside of our control may cause us to experience a Section 382 ownership change, and limit our ability to fully utilize such NOLs.

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In general, an ownership change occurs when, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders,” as defined in the Section 382 and the related Treasury regulations, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders at any time during the three-year period preceding such date. In general, persons who own 5% or more of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% of a corporation’s stock are treated, together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% or more of a corporation’s stock. If a corporation experiences an ownership change, it is generally subject to an annual limitation, which limits its ability to use its NOLs to an amount equal to the equity value of the corporation multiplied by the federal long-term tax-exempt rate.

If we were to experience an ownership change, we could potentially have, in the future, higher U.S. federal income tax liabilities than we would otherwise have had and it may also result in certain other adverse consequences to us. Therefore, we have adopted the acquisition restrictions set forth in Article Fourth of our certificate of incorporation in order to reduce the likelihood that we will experience an ownership change under Section 382. There can be no assurance, however, that these efforts will deter or prevent the occurrence of an ownership change and the adverse consequences that may arise therefrom, as described above under the risk factor titled “The acquisition restrictions contained in our certificate of incorporation, which are intended to help preserve our net operating losses, may not be effective or may have unintended negative effects.”

Our stock price has been volatile and may continue to be volatile in the future; this volatility may affect the price at which you could sell our Class A common stock.

The trading price of the Class A common stock has been volatile and may continue to be volatile in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on an investment in the Class A common stock:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us, the market for digital and physical content, content distribution and entertainment in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business or our industry;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of the Class A common stock available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Class A common stock irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Class A common stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of the Class A common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our fourth amended and restated certificate of incorporation, as amended, and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

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•	a restriction on certain acquisitions of our common stock to help preserve our ability to utilize our significant NOLs by avoiding the limitations imposed by Section 382 of the Code;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	the requirement that an annual meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	limiting the liability of, and providing indemnification to, our directors and officers;
•	controlling the procedures for the conduct and scheduling of stockholder meetings; and
•	providing that directors may be removed prior to the expiration of their terms by the Board of Directors only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for the Class A common stock.

We may not be able to maintain the listing of our Common Stock on Nasdaq, which may adversely affect the ability of purchasers of Class A Common Stock in this offering to resell their securities in the secondary market.

If the Company were unable to meet the continued listing criteria of Nasdaq and the Common Stock became delisted, trading of the Common Stock could thereafter be conducted in the over-the-counter markets in the OTC Pink, also known as “pink sheets” or, if available, on the OTC Bulletin Board.

On June 23, 2016, we received a letter (the “Notice”) from the Listing Qualifications staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company no longer meets the requirement to maintain a minimum market value of publicly held shares (“MVPHS”), of $15.0 million, as set forth in Nasdaq Listing Rule 5450(b)(3)(C). The Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Global Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until December 20, 2016, in which to regain compliance.

The Company was unable to regain compliance with the Rule by December 20, 2016. Accordingly, on December 22, 2016, the Company received a letter from Nasdaq notifying it that the Company’s common stock would be delisted from The Nasdaq Stock Market on January 3, 2017 unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).

Based on the foregoing, the Company intends to timely request a hearing before the Panel at which it will present its plan of compliance and request a further extension of time. The Panel has the discretion to grant the Company up to an additional 180 calendar days from December 22, 2016 to regain compliance. This request will automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel.

There can be no assurance that the Panel will ultimately grant an extension of the compliance period.

Any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the loss of confidence in our financial stability by suppliers, customers and employees. Investors would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the Common Stock, as the liquidity that Nasdaq provides would no longer be available to investors. In addition, the failure of our Common Stock to continue to be listed on the Nasdaq could adversely impact the market price for the Common Stock, and we could face a lengthy process to re-list the Common Stock, if we are able to re-list the Common Stock.

We have no present intention of paying dividends on our Common Stock.

We have never paid any cash dividends on our Common Stock and have no present plans to do so. As a result, you may not receive any return on an investment in our Common Stock unless you sell our common stock for a price greater than that which you paid for it.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate, or we may require additional funds to pursue acquisition or expansion opportunities. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our Common Stock, diluting their interest or being subject to rights and preferences senior to their own.

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USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling stockholders under this prospectus. However, we will receive proceeds if any selling stockholders exercise their warrants and the exercise price is paid in cash.

MARKET PRICE OF OUR COMMON STOCK

Our Common Stock trades publicly on the Nasdaq Global Market under the symbol “CIDM”. On December 22, 2016, the last sale price of our Common Stock as reported on Nasdaq was $1.40 per share. As of December 23, 2016, there were 91 holders of record of our Class A Common Stock, not including beneficial owners of our Class A Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

The following table sets forth for the periods indicated the high and low sales prices per share of our Common Stock as reported on Nasdaq:

	For the Fiscal Year Ended March 31,
	2016		2015
	HIGH	LOW	HIGH	LOW
April 1 – June 30	$15.80	$7.10	$29.70	$23.20
July 1 – September 30	$7.40	$5.20	$25.50	$15.20
October 1 – December 31	$6.80	$2.50	$19.70	$13.90
January 1 – March 31	$3.10	$2.10	$17.20	$14.40

DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock and have no present plans to do so. Furthermore, the Company has certain contractual restrictions on paying dividends under its current credit and loan agreements.

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SELLING STOCKHOLDERS

The following table sets forth as of December 23, 2016, certain information with respect to the beneficial ownership of the Common Stock as to each selling stockholder listed below (collectively, the “Selling Stockholders”).

	Shares Beneficially Owned Prior to Offering			Shares which may be offered Pursuant to this Offering		Shares Beneficially Owned After Offering

Name	Number			Number		Number (b)	Percent (a)

First Bank & Trust as Custodian of the Ronald L. Chez IRA #1073	797,100	(c)	8.3%	797,100	(d)	—	—

Ronald L. Chez, Inc.	155,000	(d)	1.6%	155,000		—	—

McGurk Living Trust	210,739	(e)	2.2%	49,000		161,739	1.7%

Millennium Trust Co., LLC Custodian FBO Patrick W. O’Brien IRA a/c #xxxx55HX3	4,900	(f)	*	4,900		—	—

Hackett Family Trust	236,267	(g)	2.5%	39,200		197,067	2.1%

UVE Partners LLC	101,138	(h)	*	24,500		76,638	*

Hudson Asset Partners LLC	35,389	(i)	*	14,700		20,689	*

Hedy Klineman Marital Trust	14,700	(j)	*	14,700		—	—

Lotus Investors LLC	12,460	(k)	*	7,350		5,110	*

Cap 1 LLC	650,000	(l)	6.8%	436,221		213,799	2.3%

*	Less than 1%

(a)	Applicable percentage of ownership is based on 9,406,576 shares of Common Stock outstanding as of December 23, 2016 together with all applicable options, warrants and other securities convertible into shares of Common Stock for the named stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after December 23, 2016 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.
(b)	Assumes sale of all shares offered under this prospectus.
(c)	Includes 387,100 shares and 200,000 shares subject to issuance upon exercise of Warrants held by First Bank & Trust as Custodian of the Ronald L. Chez IRA #1073. Ronald L. Chez has voting and dispositive control over such securities.
(d)	Ronald L. Chez has voting and dispositive control over such securities.
(e)	Christopher J. McGurk has voting and dispositive control over such securities.
(f)	Patrick W. O’Brien has voting and dispositive control over such securities.
(g)	Terry C. Hackett and Jana O. Hackett have shared voting and dispositive control over such securities.
(h)	Gary M. Simon has sole voting and dispositive control over such securities.
(i)	Gary M. Simon has sole voting and dispositive control over such securities.
(j)	Gary M. Simon has sole voting and dispositive control over such securities.
(k)	Gary M. Simon has sole voting and dispositive control over such securities.
(l)	Includes 200,000 shares subject to issuance upon exercise of Warrants. Summer Road LLC is a family office and manages the investments for its family clients, including Cap 1 LLC, and exercises investment and voting control of the shares.

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No Selling Stockholder has held a position as a director or officer nor has had a material relationship with us or any of our affiliates, or our or their predecessors, within the past three years, except as follows: (i) Ronald L. Chez became was a Strategic Advisor to the Company from July 30, 2015 until July 14, 2016 and has been a director of the Company since July 14, 2016, (ii) Christopher J. McGurk has been a director and Chief Executive Officer of the Company since January 1, 2011, and (iii) Patrick W. O’Brien has been a director of the Company since July 30, 2015.

In July and October 2016, the Company issued, in private placements in connection with second lien loans made to the Company by certain of the selling stockholders, (i) to certain of the Selling Stockholders listed above, 743,450 shares of Common Stock and (ii) to Ronald L. Chez, Warrants to purchase an aggregate of 200,000 shares of Common Stock. In connection with these transactions, we agreed to register the resale of the shares of Common Stock so issued and issuable upon exercise of such Warrants, resulting in the offering under this prospectus. In July 2016, Ronald L. Chez, Inc. received an advisory fee of 155,000 shares of Common Stock for service previously rendered by Mr. Chez as a Strategic Advisor to the Company.

In December 2016, the Company exchanged with a selling stockholder 450,000 shares of Common Stock and Warrants to purchase an aggregate of 200,000 shares of Common Stock for $3,429,000 principal amount of its outstanding 5.5% convertible notes held by such selling stockholder. In connection with this transaction, we agreed to register the resale of 236,221 shares of the Common Stock issued and the 200,000 shares of Common Stock issuable upon exercise of such Warrants.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Purchasers of shares, from the Purchasers) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

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Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the Purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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DESCRIPTION OF SECURITIES

The following summary description of our common stock is not intended to be complete and is subject, and qualified in its entirety by reference, to our amended and restated certificate of incorporation and our bylaws, in each case as amended to date.

General

We have authorized capital stock consisting of 26,241,000 shares of common stock, par value $0.001 per share, of which 25,000,000 shares are Class A common stock (referred to herein as “Common Stock”) and 1,241,000 shares are Class B common stock, and 15,000,000, shares of preferred stock, par value $0.001 per share.

Holders of a majority of our outstanding shares of common stock present or represented by proxy at any meeting of our stockholders constitute a quorum. If a quorum exists, holders of a majority of the voting power of the shares of common stock present at the meeting may generally approve matters coming before any stockholders meeting. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock is required to approve significant corporate transactions, including a liquidation, merger or sale of substantially all of our assets.

Common Stock

As of December 23, 2016, we had 25,000,000 shares designated as Class A common stock and 1,241,000 designated as Class B common stock, and had 9,406,576 shares of Class A common stock outstanding and owned by 91 record holders, had reserved for issuance (i) 344,165 shares of Class A common stock under the Plan, (ii) 497,749 shares of Class A common stock upon exercise of inducement stock options, (iii) 5,112,348 shares of Class A common stock with respect to outstanding convertible notes, and (iv) 2,363,524 shares of Class A common stock with respect to outstanding warrants. On May 9, 2016, we effected a 1-for-10 reverse stock effected of the Class A common stock. In this prospectus, the Class A common stock is referred to as the Common Stock. There are no shares of Class B common stock outstanding and no authorized shares of Class B common stock remain available for issuance.

Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders.

Dividends; Liquidation; Preemptive Rights. Holders of Common Stock are entitled to receive dividends only if, as and when declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, holders of Common Stock are entitled, subject to any priorities due to any holders of our preferred stock, ratably to share in all assets remaining after payment of our liabilities. Holders of Common Stock have no preemptive rights nor any other rights to subscribe for shares or securities convertible into or exchangeable for shares of Common Stock.

Transfer Restrictions. Our certificate of incorporation restricts certain acquisitions of our common stock to help preserve our ability to utilize our significant net operating losses, or NOLs, by avoiding the limitations imposed by Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and the related Treasury regulations. The acquisition restrictions are generally designed to restrict or deter direct and indirect acquisitions of our common stock if such acquisition would result in a shareholder becoming a "5-percent shareholder" (as defined by Section 382 and the related Treasury regulations) or increase the percentage ownership of Common Stock that is treated as owned by an existing 5-percent shareholder. Under certain circumstances, our board of directors may determine it is in the best interest of the Company to exempt certain 5-percent shareholders from the operation of the acquisition restrictions, if a proposed transaction is determined not to be detrimental to the Company's utilization of its NOLs.

Our Common Stock is traded on the NASDAQ Global Market, or Nasdaq, under the symbol "CIDM".

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.

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LEGAL MATTERS

The validity of the offered securities has been passed on for us by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cinedigm Corp. as of March 31, 2016 and 2015, and for each of the years in the two-year period ended March 31, 2016 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph related to the Company’s limited liquidity and significant contractual obligation as described in Note 1 to the consolidated financial statements) which is incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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1,542,761 Shares of Class A Common Stock

PROSPECTUS

The date of this prospectus is                     , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses, payable by us in connection with the sale of securities being registered under this registration statement. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$247
Legal fees and expenses	$12,000
Accounting fees and expenses	$5,000
Miscellaneous fees and expenses	$753
Total:	$18,000

Item 14. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, provides in pertinent part as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

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(d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h) For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the Company’s fourth amended and restated certificate of incorporation eliminates the personal liability of each of the Company’s directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

In addition, the Company has entered into contractual agreements with each of its directors and officers to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Company’s By-laws or by the Delaware General Corporation Law. The Company also currently maintains director and officer liability insurance.

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Item 15. Recent Sales of Unregistered Securities.

On September 15, 2016, the Company sold $2.5 million principal amount of second lien loans and 245,000 shares (the "Shares) of Common Stock in connection with therewith, and on October 11, 2016, the Company sold $1.025 million principal amount of second lien loans and 100,450 shares of Common Stock in connection therewith. The Loans and Shares were sold to investors including Ronald L. Chez, a member of the Company's Board of Directors, and Christopher J. McGurk, the Company's Chief Executive Officer and Chairman, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

Item 17. Undertakings

Undertakings Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Undertakings Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Regulation S-K, Item 512(h).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on December 23, 2016.

CINEDIGM CORP.

By:	/s/ Christopher J. McGurk
Christopher J. McGurk Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature(s)	Title(s)	Date

/s/ Christopher J. McGurk	Chief Executive Officer and Director	December 23, 2016
Christopher J. McGurk	(Principal Executive Officer)

/s/ Jeffrey Edell	Chief Financial Officer	December 23, 2016
Jeffrey Edell	(Principal Financial Officer and Principal Accounting Officer)

*	Director	December 23, 2016
Peter C. Brown

Director
Ronald Chez

*	Director	December 23, 2016
Patrick O’Brien

Director
Zvi Rhine

*By:	/s/ Gary S. Loffredo
Gary S. Loffredo
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description of Document
2.1	-	Membership Interest Purchase Agreement, dated as of October 17, 2013, by and between the Company, Holdings, Gaiam Americas, Inc. and Gaiam, Inc. (23)
2.2	-	Stock Purchase Agreement, dated as of April 19, 2012, by and among the Company, Steve Savage, Susan Margolin and Aimee Connolly. (17) (Confidential treatment granted under Rule 24b-2 as to certain portions which are omitted and filed separately with the SEC.)
3.1	-	Fourth Amended and Restated Certificate of Incorporation of the Company, as amended.*
3.2	-	Amended and Restated Bylaws of the Company, as amended. (30)
4.1	-	Specimen certificate representing Class A common stock. (1)
4.2	-	Specimen certificate representing Series A Preferred Stock. (10)
4.3	-	Limited Recourse Pledge Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in favor of Prospect Capital Corporation, as Collateral Agent. (20)
4.4	-	Guaranty, Pledge and Security Agreement, dated as of February 28, 2013, made by Cinedigm DC Holdings, LLC, Access Digital Media, Inc. and Access Digital Cinema Phase 2, Corp., in favor of Prospect Capital Corporation, as Collateral Agent. (20)
4.5	-	Limited Recourse Guaranty Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in favor of Prospect Capital Corporation, as Collateral Agent and as Administrative Agent. (20)
4.6	-	Guaranty Agreement, dated as of October 17, 2013, by each of the signatories thereto and each of the other entities which becomes a party thereto, in favor of Société Générale, as Administrative Agent for the lenders. (23)
4.6.1	-	Supplement No. 1 to Guaranty Agreement, dated as of July 14, 2016, among Docurama, LLC, Dove Family Channel, LLC, Cinedigm OTT Holdings, LLC, Cinedigm Productions, LLC in favor of Société Générale, as Administrative Agent. (35)
4.7	-	Security Agreement, dated as of October 20, 2013, by and among the Company, the other Loan Parties signatory thereto, certain subsidiaries of the Company that may become party thereto from time to time, and Société Générale, as Collateral Agent for the Secured Parties. (23)
4.7.1	-	Amended and Restated Security Agreement, dated as of April 29, 2015 to Security Agreement, dated as of October 20, 2013, by and among the Company, the loan parties party thereto and the Company’s subsidiaries party thereto in favor of the Collateral Agent, and OneWest Bank, FSB as Collateral Agent for the Secured Parties. (29)
4.7.2	-	Second Amended and Restated Security Agreement, dated as of July 14, 2016 among the Company, the Guarantors and CIT Bank, N.A., as Collateral Agent. (35)
4.8	-	Indenture (including Form of Note), dated as of April 29, 2015, with respect to the Company’s 5.5% Convertible Senior Notes due 2035, by and between the Company and U.S. Bank National Association, as Trustee. (29)
4.9	-	Form of Note issued on October 21, 2013. (23)
4.10	-	Form of Warrant issued on October 21, 2013. (23)
4.11	-	Form of Warrant issued to the Purchaser pursuant to the Securities Purchase Agreement, dated August 11, 2009, by and among the Company and Sageview Capital Master L.P. (11)
4.12	-	Registration Rights Agreement, dated as of August 11, 2009, by and among the Company and Sageview Capital Master L.P. (11)
4.13	-	Warrant dated July 14, 2016. (23)
4.14	-	Amended and Restated Guaranty and Security Agreement, dated as of February 28, 2013, among Cinedigm Digital Funding I, LLC and each Grantor from time to time party thereto and Société Générale, New York Branch, as Collateral Agent. (20)
4.15	-	Amended and Restated Pledge Agreement, dated as of February 28, 2013, between Access Digital Media, Inc. and Société Générale, New York Branch, as Collateral Agent. (20)
4.16	-	Amended and Restated Pledge Agreement, dated as of February 28, 2013, between Christie/AIX, Inc. and Société Générale, New York Branch, as Collateral Agent. (20)

4.17	-	Guaranty and Security Agreement, dated as of October 18, 2011, among Cinedigm Digital Funding 2, LLC, each Grantor from time to time party thereto and Société Générale, New York Branch, as Collateral Agent. (18)
4.18	-	Security Agreement, dated as of October 18, 2011, between CHG-MERIDIAN U.S. Finance, Ltd. And Société Générale, New York Branch, as Collateral Agent. (18)
4.19	-	Security Agreement, dated as of October 18, 2011, among CDF2 Holdings, LLC and each Grantor from time to time party thereto and Société Générale, New York Branch, as Collateral Agent for the Lenders and each other Secured Party. (18)
4.20	-	Security Agreement, dated as of October 18, 2011, among CDF2 Holdings, LLC and each Grantor from time to time party thereto and Société Générale, New York Branch, as Collateral Agent for CHG-Meridian U.S. Finance, Ltd. And any other CHG Lease Participants. (18)
4.21	-	Pledge Agreement, dated as of October 18, 2011, between Access Digital Cinema Phase 2 Corp. and Société Générale, as Collateral Agent. (18)
4.22	-	Pledge Agreement, dated as of October 18, 2011, between CDF2 Holdings, LLC and Société Générale, as Collateral Agent. (18)
4.23	-	Guaranty Agreement, dated as of July 14, 2016, among the Guarantors and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (35)
4.24	-	Security Agreement, dated as of July 14, 2016, among the Company, the Guarantors and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (35)
4.25	-	Pledge Agreement, dated as of July 14, 2016 among the Guarantors and CIT Bank, N.A., as Collateral Agent. (35)
4.26	-	Form of Warrant issued on December 23, 2016. (41)
5.1	-	Opinion of Kelley Drye & Warren LLP.**
10.1	-	[intentionally omitted]
10.2	-	Employment Agreement between Cinedigm Corp. and Adam M. Mizel dated as of October 1, 2013. (22)
10.2.1	-	Amendment to Employment Agreement between Cinedigm Corp. and Adam M. Mizel dated as of November 14, 2014. (25)
10.2.2	-	Severance Agreement, dated as of October 16, 2015, between the Company and Adam M. Mizel. (34)
10.3	-	Second Amended and Restated 2000 Equity Incentive Plan of the Company. (6)
10.3.1	-	Amendment dated May 9, 2008 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (8)
10.3.2	-	Form of Notice of Restricted Stock Award. (6)
10.3.3	-	Form of Non-Qualified Stock Option Agreement. (7)
10.3.4	-	Form of Restricted Stock Unit Agreement (employees). (8)
10.3.5	-	Form of Stock Option Agreement. (3)
10.3.6	-	Form of Restricted Stock Unit Agreement (directors). (8)
10.3.7	-	Amendment No. 2 dated September 4, 2008 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (9)
10.3.8	-	Amendment No. 3 dated September 30, 2009 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (12)
10.3.9	-	Amendment No. 4 dated September 14, 2010 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (16)
10.3.10	-	Amendment No. 5 dated April 20, 2012 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (17)
10.3.11	-	Amendment No. 6 dated September 12, 2012 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (19)
10.3.12	-	Amendment No. 7 dated September 16, 2014 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (26)
10.3.13	-	Amendment No. 8 dated September 8, 2016 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company.(39)
10.3.14	-	Amendment No. 9 dated September 27, 2016 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company. (40)

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10.4	-	Cinedigm Corp. Management Incentive Award Plan. (13)
10.5	-	Confidential Settlement Agreement and Release dated as of September 30, 2015, among Gaiam Inc., Gaiam Americas, Inc., Cinedigm Corp. and Cinedigm Entertainment Holdings, LLC. (31)
10.6	-	Employment Agreement between Cinedigm Corp. and Jeffrey S. Edell dated as of June 9, 2014. (24)
10.6.1	-	Amended and Restated Employment Agreement between Cinedigm Corp. and Jeffrey S. Edell dated as of November 1, 2015. (32)
10.5	-	Form of Indemnification Agreement for non-employee directors. (14)
10.7	-	Agreement of Lease, dated as of July 18, 2000, between the Company and 1-10 Industry Associates, LLC. (2)
10.8	-	Employment Agreement between Cinedigm Corp. and William Sondheim dated as of December 4, 2014. (27)
10.9	-	[intentionally omitted]
10.10	-	Lease Agreement, dated as of August 9, 2002, by and between OLP Brooklyn Pavilion LLC and Pritchard Square Cinema LLC. (5)
10.10.1	-	First Amendment to Contract of Sale and Lease Agreement, dated as of August 9, 2002, by and among Pritchard Square LLC, OLP Brooklyn Pavilion LLC and Pritchard Square Cinema, LLC. (5)
10.10.2	-	Second Amendment to Contract of Sale and Lease Agreement, dated as of April 2, 2003, by and among Pritchard Square LLC, OLP Brooklyn Pavilion LLC and Pritchard Square Cinema, LLC. (5)
10.10.3	-	Third Amendment to Contract of Sale and Lease Agreement, dated as of November 1, 2003, by and among Pritchard Square LLC, OLP Brooklyn Pavilion LLC and Pritchard Square Cinema, LLC. (5)
10.10.4	-	Fourth Amendment to Lease Agreement, dated as of February 11, 2005, between ADM Cinema Corporation and OLP Brooklyn Pavilion LLC. (4)
10.11	-	Employment Agreement between the Cinedigm Corp. and Gary S. Loffredo dated as of October 13, 2013. (22)
10.12	-	Term Loan Agreement, dated as of February 28, 2013, by and among Cinedigm DC Holdings, LLC, Access Digital Media, Inc., Access Digital Phase 2, Corp., the Guarantors party thereto, the Lenders party thereto and Prospect Capital Corporation as Administrative Agent and Collateral Agent. (20) (Confidential treatment granted under Rule 24b-2 as to certain portions which are omitted and filed separately with the SEC.)
10.13	-	Purchase Agreement dated as of April 23, 2015 between the Company and Piper Jaffray & Co., as Initial Purchaser, relating to the Company’s private offering of 5.5% Convertible Senior Notes due 2035. (29)
10.14	-	Forward Stock Purchase Confirmation, dated April 24, 2015, by and between the Company and Société Générale, relating to the Company’s private offering of 5.5% Convertible Senior Notes due 2035. (29)
10.15	-	Amended and Restated Credit Agreement, dated as of January 7, 2014, among the Company, the Lenders party thereto, and Société Générale, as Administrative Agent and OneWest Bank, FSB, Collateral Agent. (28) (Confidential treatment granted under Rule 24b-2 as to certain portions which are omitted and filed separately with the SEC.)
10.15.1	-	Second Amended and Restated Credit Agreement, dated as of April 29, 2015, among the Company, the Lenders party thereto, Société Générale, as Administrative Agent, and OneWest Bank, FSB, as Collateral Agent. (29)
10.15.2	-	Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated as of June 16, 2015, among Cinedigm Corp and Société Générale as Administrative Agent.(33)
10.15.3	-	Amendment No. 2 and Waiver No. 1 to the Second Amended and Restated Credit Agreement, dated as of December 21, 2015, among Cinedigm Corp and Société Générale as Administrative Agent. (37)
10.15.4	-	Amendment No. 3 and Waiver No. 2 to the Second Amended and Restated Credit Agreement, dated as May 15, 2016, among Cinedigm Corp and Société Générale as Administrative Agent. (36)
10.15.5	-	Amendment No. 4 and Consent to Second Amended and Restated Credit Agreement dated as of April 29, 2015 among the Company, the Lenders party thereto and Société Générale as Administrative Agent and CIT Bank N.A. (formerly known as OneWest Bank N.A., the successor in interest to OneWest Bank, FSB), as Collateral Agent. (35)
10.16	-	Amended and Restated Credit Agreement, dated as of February 28, 2013, among Cinedigm Digital Funding I, LLC, the Lenders party thereto and Société Générale, New York Branch, as administrative agent and collateral agent for the lenders and secured parties thereto. (20)

II-3

10.17	-	Securities Purchase Agreement, dated October 17, 2013, among Cinedigm Corp. and the Investors party thereto. (23)
10.18	-	Common Stock Purchase Agreement, dated October 17, 2013, among Cinedigm Corp. and the Investor party thereto. (23)
10.19	-	Employment Agreement between Cinedigm Digital Cinema Corp. and Christopher J. McGurk dated as of August 22, 2013. (21)
10.20	-	Stock Option Agreement between Cinedigm Digital Cinema Corp. and Christopher J. McGurk dated as of December 23, 2010. (15)
10.21	-	Credit Agreement, dated as of October 18, 2011, among Cinedigm Digital Funding 2, LLC, as the Borrower, Société Générale, New York Branch, as Administrative Agent and Collateral Agent, Natixis New York Branch, as Syndication Agent and the Lenders party thereto. (18)
10.22	-	Multiparty Agreement, dated as of October 18, 2011, among Cinedigm Digital Funding 2, LLC, as Borrower, Access Digital Cinema Phase 2, Corp., CDF2 Holdings, LLC, Cinedigm Digital Cinema Corp., CHG-MERIDIAN U.S. Finance, Ltd., Société Générale, New York Branch, as Senior Agent and Ballantyne Strong, Inc., as Approved Vendor. (18)
10.23	-	Master Equipment Lease No. 8463, effective as of October 18, 2011, by and between CHG- MERIDIAN U.S. Finance, Ltd. and CDF2 Holdings, LLC. (18)
10.24	-	Master Equipment Lease No. 8465, effective as of October 18, 2011, by and between CHG-MERIDIAN U.S. Finance, Ltd. and CDF2 Holdings, LLC. (18)
10.25	-	Sale and Leaseback Agreement, dated as of October 18, 2011, by and between CDF2 Holdings, LLC and CHG-MERIDIAN U.S. Finance, Ltd. (18)
10.26	-	Sale and Contribution Agreement, dated as of October 18, 2011, among Cinedigm Digital Cinema Corp., Access Digital Cinema Phase 2, Corp., CDF2 Holdings, LLC and Cinedigm Digital Funding 2, LLC. (18)
10.27	-	Second Lien Loan Agreement, dated July 14, 2016, among Cinedigm Corp. and the lenders party thereto and Cortland Capital Market Services LLC as Administrative and Collateral Agent. (35)
10.27.1	-	First Amendment to Second Lien Loan Agreement, dated as of August 4, 2016, among the Company, the lenders party thereto and Cortland Capital Market Services Inc. as Administrative and Collateral Agent. (36)
10.27.2	-	Second Amendment to Second Lien Loan Agreement, dated as of October 7, 2016, among the Company, the lenders party thereto and Cortland Capital Market Services Inc. as Administrative and Collateral Agent.*
10.28	-	Registration Rights Agreement, dated as of August 4, 2016, among the Company and the holders party thereto. (36)
10.29	-	Settlement Agreement, dated as of July 14, 2016, among the Company, Ronald L. Chez, the Chez Family Foundation, Sabra Investments, LP, Sabra Capital Partners, LLC, and Zvi Rhine.(38)
10.29.1	-	Amendment No. 1 to Settlement Agreement, dated as of July 14, 2016, among the Company, Ronald L. Chez, the Chez Family Foundation, Sabra Investments, LP, Sabra Capital Partners, LLC, and Zvi Rhine.(35)
10.30	-	Commitment Letter, dated July 14, 2016, between Christopher J. McGurk and the Company.(38)
10.31	-	Exchange Agreement, dated December 22, 2016, between the Company and Cap 1 LLC. (41)
10.32	-	Exchange Agreement, dated as of December 23, 2016, between the Company and Sageview Capital Master, L.P. (41)
21.1	-	List of Subsidiaries. (37)
23.1	-	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).**
23.2	-	Consent of EisnerAmper LLP.**
24.1	-	Powers of Attorney (included on signature page).*

* Previously filed.

** Filed herewith.

Documents Incorporated Herein by Reference:

(1) Previously filed with the Securities and Exchange Commission on November 4, 2003 as an exhibit to the Company's Amendment No. 3 to Registration Statement on Form SB-2 (File No. 333-107711).

II-4

(2) Previously filed with the Securities and Exchange Commission on August 6, 2003 as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-107711).

(3) Previously filed with the Securities and Exchange Commission on April 25, 2005 as an exhibit to the Company's

Registration Statement on Form S-8 (File No. 333-124290).

(4) Previously filed with the Securities and Exchange Commission on April 29, 2005 as an exhibit to the Company's Form 8- K (File No. 001-31810).

(5) Previously filed with the Securities and Exchange Commission on June 29, 2006 as an exhibit to the Company's Form 10- KSB for the fiscal year ended March 31, 2006 (File No. 001-31810).

(6) Previously filed with the Securities and Exchange Commission on September 24, 2007 as an exhibit to the Company's Form 8-K (File No. 000-51910).

(7) Previously filed with the Securities and Exchange Commission on April 3, 2008 as an exhibit to the Company's Form 8-K (File No. 000-51910).

(8) Previously filed with the Securities and Exchange Commission on May 14, 2008 as an exhibit to the Company's Form 8-K (File No. 000-51910).

(9) Previously filed with the Securities and Exchange Commission on September 10, 2008 as an exhibit to the Company's Form 8-K (File No. 000-51910).

(10) Previously filed with the Securities and Exchange Commission on February 9, 2009 as an exhibit to the Company's Form 8-K (File No. 000-51910).

(11) Previously filed with the Securities and Exchange Commission on August 13, 2009 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(12) Previously filed with the Securities and Exchange Commission on October 6, 2009 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(13) Previously filed with the Securities and Exchange Commission on October 27, 2009 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(14) Previously filed with the Securities and Exchange Commission on September 21, 2009 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(15) Previously filed with the Securities and Exchange Commission on January 3, 2011 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(16) Previously filed with the Securities and Exchange Commission on September 16, 2010 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(17) Previously filed with the Securities and Exchange Commission on April 24, 2012 as an exhibit to the Company's Form 8-K (File No. 001-31810).

II-5

(18) Previously filed with the Securities and Exchange Commission on October 24, 2011 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(19) Previously filed with the Securities and Exchange Commission on September 14, 2012 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(20) Previously filed with the Securities and Exchange Commission on March 4, 2013 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(21) Previously filed with the Securities and Exchange Commission on August 28, 2013 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(22) Previously filed with the Securities and Exchange Commission on October 17, 2013 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(23) Previously filed with the Securities and Exchange Commission on October 23, 2013 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(24) Previously filed with the Securities and Exchange Commission on June 13, 2014 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(25) Previously filed with the Securities and Exchange Commission on November 14, 2014 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(26) Previously filed with the Securities and Exchange Commission on September 17, 2014 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(27) Previously filed with the Securities and Exchange Commission on February 12, 2015 as an exhibit to the Company's Form 10-Q for the quarter ended December 31, 2014 (File No. 001-31810).

(28) Previously filed with the Securities and Exchange Commission on June 26, 2014 as an exhibit to the Company's Form 10-K for the fiscal year ended March 31, 2014 (File No. 001-31810).

(29) Previously filed with the Securities and Exchange Commission on April 29, 2015 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(30) Previously filed with the Securities and Exchange Commission on August 12, 2015 as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 2015 (File No. 001-31810).

(31) Previously filed with the Securities and Exchange Commission on February 9, 2016 as an exhibit to the Company's Form 10-Q for the quarter ended December 31, 2015 (File No. 001-31810).

(32) Previously filed with the Securities and Exchange Commission on November 5, 2015 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(33) Previously filed with the Securities and Exchange Commission on June 30, 2015 as an exhibit to the Company's Form 10-K for the fiscal year ended March 31, 2015 (File No. 001-31810).

II-6

(34) Previously filed with the Securities and Exchange Commission on October 16, 2015 as an exhibit to the Company's Form 8-K (File No. 001-31810).

(35) Previously filed with the Securities and Exchange Commission on July 19, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(36) Previously filed with the Securities and Exchange Commission on August 15, 2016 as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2016 (File No. 001-31810).

(37) Previously filed with the Securities and Exchange Commission on July 14, 2016 as an exhibit to the Company's Form 10-K for the fiscal year ended March 31, 2016 (File No. 001-31810).

(38) Previously filed with the Securities and Exchange Commission on July 31, 2015 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(39) Previously filed with the Securities and Exchange Commission on September 8, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(40) Previously filed with the Securities and Exchange Commission on September 28, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

(41) Previously filed with the Securities and Exchange Commission on December 23, 2016 as an exhibit to the Company’s Form 8-K (File No. 001-31810).

II-7